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EXHIBIT 11.1

                              BEST BUY CO., INC.

                 COMPUTATION OF NET EARNINGS PER COMMON SHARE

                   (Amounts in 000, except per share amounts)

                                 (unaudited)

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

                                                          Three Months Ended
                                                       ------------------------
                                                         May 27,       May 28,
                                                          1995          1994
                                                       -----------   ----------
Earnings:

   Net earnings available to common shares               $4,672       $4,241
                                                         ------       ------
                                                         ------       ------

Shares:

   Weighted average common shares
      outstanding                                        42,379       41,783

   Adjustments:

   Assumed issuance of shares purchased
      under stock option plans                            1,044        1,474
                                                         ------       ------

   Total common equivalent shares                        42,423       43,257
                                                         ------       ------
                                                         ------       ------

   Net earnings per common share                         $  .11       $  .10
                                                         ------       ------
                                                         ------       ------
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Note:     The computation of earnings per common share assuming full dilution results in anti-dilution.